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As filed with the Securities and Exchange Commission on January 22, 2001

Registration No. 033-60665

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIANT TECHSYSTEMS INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	41-1672694
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
600 Second Street N.E., Hopkins, MN	55343-8384
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED ALLIANT TECHSYSTEMS INC.
1990 EQUITY INCENTIVE PLAN (AMENDMENT AND RESTATEMENT
AS OF JANUARY 26, 1999)
(Full Title of the Plan)

Daryl L. Zimmer
Vice President, General Counsel and Secretary
600 Second Street N.E.
Hopkins, MN 55343-8384
(Name and Address of Agent For Service)

(952) 931-6140
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Additional Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value, $.01 per share, together with associated Preferred Stock Purchase Rights	350,000 shares	*	*	*

*
Pursuant to Rule 416 under the Securities Act of 1933, as amended, no registration fee is required to increase the number of shares being registered as a result of a stock split.

  This Post-Effective Amendment to the Registration Statement shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 464 under the Securities Act of 1933, as amended.

DESCRIPTION OF THE TRANSACTION

    On November 10, 2000, the Registrant effected a three-for-two split of the Registrant's Common Stock, in the form of a stock dividend. Pursuant to Rule 416(b) of the Securities Act of 1933, as amended, the Registrant's Form S-8 Registration Statement (File No. 333-60665), filed on August 5, 1998, is hereby amended to increase the number of Common Stock issuable under the Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan (Amendment and Restatement as of January 26, 1999) pursuant to the Registration Statement from 700,000 shares to 1,050,000 shares. Pursuant to Rule 416(a), the Registration Statement is further amended to reflect that the number of shares registered includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to such plan as a result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents, previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are, as of their respective dates, incorporated in this Post-Effective Amendment No. 1 to the Registration Statement by reference and made a part hereof:

(a)	Annual Report on Form 10-K for the fiscal year ended March 31, 2000.
(b)	(1)	Quarterly Report on Form 10-Q for the first quarter ended July 2, 2000;
	(2)	Quarterly Report on Form 10-Q for the second quarter ended October 1, 2000; and
	(3)
		All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.
(c)
	The description of the Registrant's Common Stock, $.01 par value, together with Preferred Stock Purchase Rights contained in the Registration Statement on Form 10 (File No. 001-10582) (the "Form 10") filed by the Registrant with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on July 20, 1990, including the Amendment to the Form 10, filed by the Registrant with the Securities and Exchange Commission on September 17, 1990, and any other amendments or reports filed by the Registrant for the purpose of updating such description, are hereby incorporated herein by reference.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference, and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    The legality of the issuance of the shares of Common Stock offered hereby has been passed upon for the Registrant by Daryl L. Zimmer, who is an employee and officer (Vice President, General Counsel and Secretary) of the Registrant. At the time the opinion was rendered, Mr. Zimmer owned, directly or indirectly, approximately 10,000 shares of the Registrant's Common Stock.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify the officers and directors of the Registrant, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

    Article IX of the Registrant's By-Laws provides, among other things, that the Registrant shall, under certain circumstances and subject to certain conditions and limitations as stated therein, indemnify any current or former director, officer, employee or agent thereof for expenses (including attorney's fees), judgments, fines and settlements actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person's position with the Registrant or while acting as an agent on behalf of the Registrant if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to the individual under any policy of insurance, agreement, statute or otherwise.

    The Registrant also purchases and maintains directors' and officers' liability insurance and corporate reimbursement policies insuring directors and officers against loss arising from claims made arising out of the performance of their duties. In addition, the Registrant has indemnification agreements with each of its directors and officers that, among other things, require the Registrant to indemnify such individuals to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The following Exhibits are being filed as part of this Post-Effective Amendment No. 1 to the Registration Statement:

Exhibit Number	Description

4.1	Restated Certificate of Incorporation
4.2	Certificate of Correction
4.3	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock
4.4	Bylaws, as amended
4.5	Form of Certificate for Common Stock, par value $.01 per share
4.6	Rights Agreement, dated as of September 24, 1990, between the Registrant and Manufacturers Hanover Trust Company
4.7	First Amendment to Rights Agreement, dated as of August 4, 1992, between the Registrant and Chemical Bank (successor to Manufacturers Hanover Trust Company)
4.8	Rescission Agreement, dated as of May 26, 1993, between the Registrant and Chemical Bank
4.9	Second Amendment to Rights Agreement, dated as of October 28, 1994, between the Registrant and Chemical Bank
4.10	Third Amendment to Rights Agreement, dated March 16, 1999 between the Registrant and the Chase Manhattan Bank
4.11	Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan (Amendment and Restatement as of January 26, 1999)
5	Opinion of Daryl L. Zimmer as to the legality of the shares being registered
23.1	Consent of Daryl L. Zimmer
23.2	Consent of Deloitte & Touche LLP
24	Power of Attorney

Item 9. Undertakings.

    (A) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on January 22, 2001.

ALLIANT TECHSYSTEMS INC.
By:	/s/ DARYL L. ZIMMER Daryl L. Zimmer Vice President, General Counsel and Secretary

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on January 22, 2001.

Signature	Title
/s/ PAUL DAVID MILLER Paul David Miller	Director, Chairman of the Board, President and Chief Executive Officer
/s/ SCOTT S. MEYERS Scott S. Meyers	Director, Executive Vice President and Chief Financial Officer
/s/ PAULA J. PATINEAU Paula J. Patineau	Senior Financial Officer and Vice President—Human Resources
* Frances D. Cook	Director
* Gilbert F. Decker	Director
* Thomas L. Gossage	Director
* Jonathan G. Guss	Director
* David E. Jeremiah	Director
* Gaynor N. Kelley	Director
* Joseph F. Mazzella	Director
* Robert W. RisCassi	Director
* Michael T. Smith	Director

    *Daryl L. Zimmer, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Post-Effective Amendment No. 1 to the Registration Statement on behalf of the above officers and directors pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Post-Effective Amendment No. 1 to the Registration Statement.

By:	/s/ DARYL L. ZIMMER Daryl L. Zimmer Attorney-in-Fact

EXHIBIT INDEX

    The following Exhibits are being filed as part of this Post-Effective Amendment No. 1 to the Registration Statement by the method of filing indicated below:

Exhibit Number	Description	Method of Filing
4.1	Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Form 10
4.2	Certificate of Correction	Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 filed on April 13, 1995 ("Form S-4") (File No. 033-91138)
4.3	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock	Incorporated by reference to Exhibit 3.3 to Form S-4
4.4	Bylaws, as amended	Incorporated by reference to Exhibit 3(ii) to Form 8-K dated May 10, 1999 (File No. 001-10582)
4.5	Form of Certificate for Common Stock, par value $.01 per share	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Form 10
4.6	Rights Agreement, dated as of September 24, 1990, between the Registrant and Manufacturers Hanover Trust Company	Incorporated by reference to Exhibit 4.2 to Amendment No. 1 to Form 10
4.7	First Amendment to Rights Agreement, dated as of August 4, 1992, between the Registrant and Chemical Bank (successor to Manufacturers Hanover Trust Company)	Incorporated by reference to Exhibit 4.2.1 to Form 10-K for the fiscal year ended March 31, 1993 (File No. 001-10582)
4.8	Rescission Agreement, dated as of May 26, 1993, between the Registrant and Chemical Bank	Incorporated by reference to Exhibit 4.2.2 to Form 10-K for the fiscal year ended March 31, 1993 (File No. 001-10582)
4.9	Second Amendment to Rights Agreement, dated as of October 28, 1994, between the Registrant and Chemical Bank	Incorporated by reference to Exhibit 4 to Form 8-K dated October 28, 1994 (File No. 001-10582)
4.10	Third Amendment to Rights Agreement, dated March 16, 1999 between the Registrant and the Chase Manhattan Bank	Incorporated by reference to Exhibit 4 to Form 8-A/A filed March 23, 1999 (File No. 001-10582)
4.11	Amended and Restated Alliant Techsystems Inc. 1990 Equity Incentive Plan (Amendment and Restatement as of January 26, 1999)	Incorporated by reference to Appendix B to Proxy Statement filed July 2, 1998 (File No. 001-10582)
5	Opinion of Daryl L. Zimmer as to the legality of the shares being registered	Incorporated by reference to Exhibit 5 to the Registration Statement
23.1	Consent of Daryl L. Zimmer	Incorporated by reference to Exhibit 23.1 to the Registration Statement
23.2	Consent of Deloitte & Touche LLP	Filed herewith electronically
24	Power of Attorney	Filed herewith electronically

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DESCRIPTION OF THE TRANSACTION
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX